EXHIBIT 3.2

WELLS TIMBERLAND REIT, INC.
ARTICLES OF AMENDMENT

Wells Timberland REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting therefrom paragraph (h) of Section 9.4 of Article IX and inserting in lieu thereof the following paragraph (h) of Section 9.4 of Article IX:

(h)    The aggregate Leverage shall be reasonable in relation to the Net Assets and shall be reviewed by the Board at least quarterly. The maximum amount of such Leverage in relation to Net Assets shall not exceed 200%.

SECOND: The amendment to the Charter as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law is not changed by the foregoing amendment to the Charter.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Executive Vice President and attested to by its Senior Vice President and Assistant Secretary on this 8th day of August, 2011.

ATTEST:		WELLS TIMBERLAND REIT, INC.

By:	/s/ Randall D. Fretz	By:	/s/ Douglas P. Williams	(SEAL)
	Name: Randall D. Fretz		Name: Douglas P. Williams
	Title: Senior Vice President and Assistant Secretary		Title: Executive Vice President